Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made this 24th day of August, 2007 by and between CDI China, Inc., a Florida Corporation (“Seller”), China Direct, Inc., a Florida corporation (“CHND”) and Sense Holdings, Inc., a Florida Corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, CDI China is a wholly owned subsidiary of CHND.

WHEREAS, Big Tree has 200,000,000 shares of common stock (the “Common Stock”) authorized of which 10,000 shares of Common Stock are currently issued and outstanding.

WHEREAS, Big Tree owns a 100% equity interest in Jieyang Big Tree Toy Enterprise Co., Ltd., a Chinese Limited Liabilities company (“Big Tree China”).

WHEREAS, Big Tree China is a worldwide distributor of Chinese made toys.

WHEREAS, Seller owns directly 6,000 outstanding shares of Big Tree’s common stock (the “Big Tree Shares”) representing a 60% ownership interest.

WHEREAS, Purchaser’s common shares (the “Purchaser’s Shares”) shall be valued at $.07 per share, which is the fair market value of Purchaser’s common stock as traded on the OTCBB as of August 13, 2007.

WHEREAS, the Purchaser desires to purchase the Shares from the Seller on the terms and conditions set forth in this Agreement.

WHEREAS, the Seller desires to sell the Shares to the Purchaser on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

1.    Incorporation by reference.  The above recitals are herein incorporated by reference.

2.    Purchase and Sale.  The Purchaser shall purchase from Seller, and the Seller shall sell to the Purchaser, the Shares on the terms and conditions of this Agreement.

3.    Consideration/Terms.  In consideration of the transfer by Seller of the Big Tree Shares to the Purchaser, the Purchaser shall:

A.	pay $400,000 cash consideration to Seller on or before the Closing Date of this Agreement.

B.	issue to Seller:

i.	2,500,000 Purchaser’s Shares on or before September 30, 2007

ii.	2,500,000 Purchaser’s Shares on or before December 31, 2007

iii.	2,500,000 Purchaser’s Shares on or before March 31, 2008

iv.	2,500,000 Purchaser’s Shares on or before June 30, 2008

C.    issue to Seller:

i.      2,500,000 Purchaser Shares to Seller on or before September 30, 2008 conditional upon Big Tree revenues being equal or greater than $2,000,000 and not reporting a net income loss for the quarter ended June 30, 2008.

ii.     2,500,000 Purchaser Shares to Seller on or before December 31, 2008 conditional upon Big Tree revenues being equal or greater than $2,000,000 and not reporting a net income loss for the quarter ended September 30, 2008.

iii.    2,500,000 Purchaser Shares to Seller on or before March 31, 2009 conditional upon Big Tree revenues being equal or greater than $2,000,000 and not reporting a net income loss for the quarter ended December 31, 2008.

iv.    2,500,000 Purchaser Shares to Seller on or before June 30, 2009 conditional upon Big Tree revenues being equal or greater than $2,000,000 and not reporting a net income loss for the quarter ended March 31, 2009.

4.    Obligations of Seller.

A.    Upon Closing, Seller shall deliver to the Purchaser or its designee, the Shares, duly endorsed for transfer.

B.    Seller shall provide, until Purchaser’s filing of its 2009 first quarter financial results with the SEC, the following services in connection to Big Tree to assist Purchaser with Purchaser’s acquisition of Big Tree:

i.	Translation of Chinese/English documents

ii.	Management of professional resources, i.e. legal and accounting services

iii.	Assistance in the creation of marketing plans

iv.	Coordination of public disclosures

5.    Obligations of the Purchaser.  Upon Closing, the Purchaser shall deliver to the Seller the purchase consideration pursuant to the terms of Sections 2 and 3 of this Agreement.

6.    Closing and Condition to Closing.

A.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of counsel for Purchaser or at such other place mutually agreed upon between Purchaser and Seller on September 30, 2007 (the “Closing Date”).

B.    Condition to Closing. The Closing shall be subject to satisfaction of the condition that (i) the representations and warranties of (a) the Seller contained in Section 7 hereof, and (b) the Purchaser contained in Section 8 hereof, are true and correct and shall be true and correct as of the Closing Date; the Seller shall have delivered to the Purchaser the items required by Section 4 hereof; (c) the Purchaser shall have delivered to Seller the items required by Section 5 hereof; and (d) the Purchaser and Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by such party prior to or as of the Closing Date.

7.    Representations and Warranties of the Seller.

A.    Organization and Standing of Big Tree. Big Tree is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and is entitled to own or lease its property and to carry on its business as and in the places where such properties are now owned, leased or operated. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Big Tree, and will not by themselves result in a breach or default under, or result in the creation of any lien, security interest, charge or encumbrance upon the Shares, or any of the properties or assets of Big Tree as a result of the terms, conditions or provisions of any contract, note, mortgage or any other agreement, instrument or obligation to which Big Tree is a party or by which Big Tree or any of its properties or assets may be bound. Big Tree has no subsidiaries.

B.    Capitalization. The authorized capital stock of Big Tree consists of 200,000,000 shares of Common Stock, of which 10,000 shares of Common Stock are presently issued and outstanding. There are currently no warrants, options, subscription rights or other commitments of any character granted by Big Tree relating to the issued or unissued shares of capital stock of Big Tree not set forth in this section 7.2. All outstanding shares are validly issued, fully paid and non-assessable.

C.    Authority of Seller, Consents; Execution of Agreements. Seller has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution or the transactions and obligations to be performed by it hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

D.    The Shares. The Shares are free and clear of all liens, pledges, hypothecation, option, contract and other encumbrance, except for such restrictions provided in this Agreement and pursuant to applicable law.

8.    Representations and Warranties of the Purchaser.

A.    Authority of the Purchaser; Execution of Agreement. The Purchaser has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by them hereunder. No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by them hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

B.    Investment. The Purchaser warrants and acknowledges that:

i.    the Shares have not been registered under the Securities Act of 1933, as amended (“Act”), and are being sold in a private transaction pursuant to Section 4(2) of the Act.

ii.   the Purchaser is an experienced and sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares; and

iii.  the Purchaser is aware that the Shares may not be sold unless such securities are registered pursuant to the Act or qualify for an exemption from such registration.

9.    Mutual Representations and Warranties of Purchaser and Seller.  Purchaser and Seller shall have the right to rely fully upon the representations, warranties, covenants and agreements of each other in this Agreement or in any document delivered by either the Purchaser or Seller or any of their representatives, in connection with the transaction contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for one (1) month following the Closing.

10.    Obligation of Purchaser and Seller to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 9, Purchaser and Seller hereby agree to indemnify, defend and hold harmless each other from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonably attorney’s fees and disbursements) (a “Loss”) based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of either the Purchaser or Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

11.    Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if physically delivered; delivered by overnight delivery, confirmed telecopy, telegram or courier; or three days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the recipient at the address listed at the top of the first page of this Agreement. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address will be effective only upon receipt.

12.    Miscellaneous.

A.    Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

B.    Captions. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any of the provisions hereof.

C.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

D.    Amendment. This Agreement may be amended, supplemented or modified in whole or in part by an instrument in writing signed by all parties to this Agreement.

E.    Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida.

F.   Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

G.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction,

H.    such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

I.    Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs. Venue for any such action, in addition to any other venue permitted by statute, will be Broward County, Florida.

J.    Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties to this Agreement.

K.   Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

L.    Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

The parties, as evidenced by their signatures below, acknowledge that this Agreement has been presented to their attorneys and that their attorneys have had the opportunity to review and explain to them the terms and provisions of the Agreement, and that they fully understand those terms and provisions.

IN WITNESS WHEREOF, the parties have respectively caused this Agreement to be executed on the date first above written.

Seller: CDI China, Inc. /s/ James Wang James Wang, CEO Date: 8/24/2007	China Direct, Inc. /s/ Marc Siegel Marc Siegel, President Date: 8/24/2007
Purchaser: Sense Holdings, Inc. /s/ Dore Perler Dore Perler, CEO Date: 8/24/2007

I hereby accept and agree to the terms and conditions of the transfer of Big Tree common shares pursuant to this Agreement.

/s/ Guihong Zheng

Guihong Zheng

40% equity interest holder of Big Tree Toys, Inc.

Date: 8/24/2007